As filed with the Securities and Exchange Commission on July 31, 2018

Registration No. 333-183332

Registration No. 333-213573

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-183332

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-213573

UNDER

THE SECURITIES ACT OF 1933

Nationstar Mortgage Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	45-2156869
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Nationstar Mortgage Holdings Inc. 2012 Incentive Compensation Plan

Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan

(Full title of the plan)

Anthony W. Villani

Executive Vice President & General Counsel

8950 Cypress Waters Blvd.

Coppell, TX 75019

(469) 549-2000

(Name, Address, Including Zip Code, and Telephone Number, Including

Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”).

1.	Registration Statement No. 333-183332, originally filed by Nationstar Mortgage Holdings Inc. (“Nationstar”) with the Securities and Exchange Commission (the “SEC”) on August 15, 2012, which registered the offer and sale of up to 6,400,000 shares of Nationstar’s common stock (“Shares”) under the Nationstar Mortgage Holdings Inc. 2012 Incentive Compensation Plan; and

2.	Registration Statement No. 333-213573, originally filed by Nationstar with the SEC on September 9, 2016, which relates to the offer and sale of up to 6,000,000 Shares under the Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan.

These Post-Effective Amendments are being filed in connection with the closing on July 31, 2018 of the transactions contemplated by the Agreement and Plan of Merger, dated as of February 12, 2018 (the “Merger Agreement”), by and among WMIH Corp., a Delaware corporation (“WMIH”), Wand Merger Corporation, a Delaware corporation and wholly owned subsidiary of WMIH (“Merger Sub”), and Nationstar, pursuant to which Merger Sub has merged with and into Nationstar, with Nationstar continuing as the surviving corporation.

As a result of the closing of the transactions contemplated by the Merger Agreement, Nationstar has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by Nationstar in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, Nationstar hereby removes and withdraws from registration all securities of Nationstar registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coppell, State of Texas, on this July 31, 2018. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

Nationstar Mortgage Holdings Inc.

By:		/S/ AMAR PATEL
	Name:	Amar Patel
	Title:	Chief Financial Officer